EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for its  Second Quarter Ended March 31, 2020

MCLEAN, Va,, May 04, 2020 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its second fiscal quarter ended March 31, 2020.  Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the investor relations section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	March 31, 2020	December 31, 2019	Change	% Change

Total investment income	$11,492	$12,159	$(667)	(5.5)%
Total expenses, net of credits	(4,945)	(5,742)	797	(13.9)
Net investment income	6,547	6,417	130	2.0
Net investment income per common share	0.21	0.21	—	—
Cash distribution per common share	0.21	0.21	—	—
Net realized gain (loss)	(3,070)	(5,841)	2,771	(47.4)
Net unrealized appreciation (depreciation)	(31,252)	122	(31,374)	NM
Net increase (decrease) in net assets resulting from operations	(27,775)	698	(28,473)	NM
Weighted average yield on interest-bearing investments	10.9%	11.3%	(0.4)%	(3.5)
Total invested	$29,792	$42,535	$(12,743)	(30.0)
Total repayments and net proceeds	26,405	12,631	13,774	109.0

As of:	March 31, 2020	December 31, 2019	Change	% Change
Total investments, at fair value	$398,316	$429,008	$(30,692)	(7.2)%
Fair value, as a percent of cost	87.5%	94.4%	(6.9)%	(7.3)
Net asset value per common share	$6.99	$8.08	$(1.09)	(13.5)

NM=Not Meaningful

Second Fiscal Quarter 2020 Highlights:

  Net Investment Income: Increased to $6.5 million and covered 100% of shareholder distributions.
  Net Unrealized Depreciation:  Increased to $31.3 million with the elevated market yields and economic uncertainty associated with the COVID-19 pandemic.
  Portfolio Activity: Invested $19.0 million in one new portfolio company and $10.8 million in existing portfolio companies to support acquisitions or growth expenditures. Received $26.4 million in repayments and net proceeds.
  Equity Issuance: Issued 141,685 shares of common stock at a weighted-average price of $10.46 per share, through our at-the-market program, generating net proceeds of $1.5 million.
  Conservative Capital Base: Maintained a debt-to-equity ratio of 86.3%.
  Net Asset Value: $217.9 million or $6.99 per share as of March 31, 2020.
  Distributions: Paid a monthly common stock distribution of $0.07 per share.

Second Fiscal Quarter 2020 Results:

Interest income decreased by $0.5 million, or 4.0%, as lower average Libor rates were the major cause of the decline in the weighted average yield on our interest-bearing portfolio to 10.9% for the three months ended March 31, 2020, compared to 11.3% for the three months ended December 31, 2019.  Other income decreased by $0.2 million, or 30.3%, quarter over quarter primarily due to a decrease in dividend income received. Total expenses decreased by 13.9% quarter over quarter, largely as a result of the $0.8 million increase in the incentive fee credit granted by the Adviser.

Net Investment Income for the quarter ended March 31, 2020 was $6.5 million, an increase of 2.0% as compared to the prior quarter, or $0.21 per share.

The Net Decrease in Net Assets Resulting from Operations was $27.8 million, or $0.89 per share, for the quarter ended March 31, 2020, compared to the Net Increase in Net Assets Resulting from Operations of $0.7 million, or $0.02 per share, for the quarter ended December 31, 2019. The current quarter decrease was driven by $31.4 million in net portfolio depreciation and $3.1 million of net realized loss on investments recognized during the period.  The marked decline in investor demand for broadly syndicated loans in the face of the COVID-19 business disruptions and economic uncertainties at the end of last quarter significantly increased the benchmark yields on which our internal (and external) investment valuations are based.  This market pricing adjustment combined with additional valuation discounts applied to any portfolio company impacted to some extent by COVID-19 were the primary drivers of net unrealized depreciation of investments for the three months ended March 31, 2020.

Subsequent Events:  Subsequent to March 31, 2020, the following significant events occurred:

  Portfolio Activity:  In April 2020, we invested $30.0 million in a new proprietary investment through secured second lien debt.
  Credit Facility: In April 2020, we entered into Amendment No. 6 to our Credit Facility, which extended the revolving period end date by approximately six months to July 15, 2021, included certain LIBOR transition considerations and decreased the commitment amount from $190 million to $180 million.
  Transactions with the Advisor: In April 2020, we amended and restated our existing advisory agreement with our Adviser as approved by our Board of Directors to increase the hurdle rate included in the calculation of the Incentive Fee from 7% to 8% for the period beginning April 1, 2020 through March 31, 2021.  Specifically, the hurdle rate was increased from 1.75% per quarter (7% annualized) to 2.00% per quarter (8% annualized) and the excess Incentive Fee hurdle rate was increased from 2.1875% per quarter (8.75% annualized) to 2.4375% per quarter (9.75% annualized). The calculation of the other fees in the Advisory Agreement remain unchanged. The revised Incentive Fee calculation will begin with the fee calculations for the quarter ending June 30, 2020. All other terms of the Advisory Agreement remained the same.
  Distributions Declared: In April 2020, our Board of Directors declared the following monthly distributions to common stockholders for April, May and June:
Record Date	Payment Date	Distribution per Common Share
April 24, 2020	April 30, 2020	$0.065
May 19, 2020	May 29, 2020	0.065
June 19, 2020	June 30, 2020	0.065
	Total for the Quarter	$0.195

Comments from Gladstone Capital’s President, Bob Marcotte: “We were fortunate to have been in a relatively strong capital position entering last quarter. Our strong capital position combined with our diverse portfolio, our focus on industries that are generally expected to be more insulated from economic cycles, and our limited exposure to the consumer or retail services sectors allowed us to fare reasonably well in the face of the COVID-19 pandemic.  The majority of the unrealized depreciation recognized last quarter is a result of the broad-based market valuations and COVID-19 related uncertainties and does not reflect the credit profile or underlying financial performance of the portfolio companies. We are continuing to closely monitor our portfolio companies to assure that they have taken appropriate actions and developed contingency and liquidity plans to manage the evolving challenges posed by COVID-19.  Our overall leverage continues to compare favorably, and we believe we have sufficient levels of liquidity to support our existing portfolio companies, as necessary, and selectively deploy capital in new investment opportunities.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Tuesday, May 5, 2020, at 8:30 a.m. EDT.  Please call (855) 465-0177 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through May 12, 2020.  To hear the replay, please dial (855) 859-2056 and use conference number 7299056.  The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through July 5, 2020.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended March 31, 2020, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.